EXHIBIT 99.1 - Letter from Independent Accountants

STATEMENT BY MALONE & BAILEY, PLLC


May 13, 1999


To the Board of Directors
  JVWeb, Inc.

We have been unable to timely generate the financial statements as of March 31, 1999 and for the three months then ended, because of unusual work load pressures within our firm.




Malone & Bailey, PLLC
Houston, Texas